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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                          ABOVENET COMMUNICATIONS INC.



                                    ARTICLE 1



            The name of this Corporation is AboveNet Communications Inc.

                                    ARTICLE 2

A. The address of the Corporation's registered office in the State of Delaware is 15 E. North Street, in the City of Dover, County of Kent. The name of the corporation's registered agent at such address is Incorporating Services, Ltd.

            B. The name and mailing address of the incorporator of the Corporation is:

                                Michelle Cosgrove
          Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                              Menlo Park, CA 94025


                                    ARTICLE 3

            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    ARTICLE 4

            This Corporation is authorized to issue one class of stock to be designated "Common Stock," with a par value of $.0001 per share. The total number of shares which the Corporation is authorized to issue is One Hundred
(100).

                                    ARTICLE 5

            Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                    ARTICLE 6

            The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders.


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                                    ARTICLE 7

            Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                    ARTICLE 8

            Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

                                    ARTICLE 9

            A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

            Any repeal or modification of the foregoing provisions of this
Article 9 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                   ARTICLE 10

            To the fullest extent permitted by applicable law, this Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

            Any repeal or modification of any of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.



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                                   ARTICLE 11

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

            THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set her hand this 6th day of August, 1998.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 6th day of August, 1998.



                                                  -----------------------------
                                                  Incorporator